MARKET INFORMATION AND GRAPHS

Value Destroyed 26 Nov 04		GFI (JSE)	HAR (JSE)	ANG (JSE)	Gold
	15 Oct 04	R94.00	R83.50	R239.00	$418.10
	25 Nov 04	R82.51	R63.50	R227.50	$447.90
	% Change	-12.22%	-23.95%	-4.81%	6.65%
	(Loss)/Gain	(R5.65bn)	(R6.42bn)	(R3.04bn)	

Total value destroyed to date by the Harmony bid: R12.07bn

RELATIVE SHARE PRICES OF GOLD FIELDS, HARMONY AND ANGLO GOLDASHANTI SINCE OCTOBER 15 2004 .


GFI
HAR
ANG
10%
5%
0%
-5%
-10%
-15%
-20%
-25%
-30%
18 Oct
25 Oct
01 Nov
08 Nov
15 Nov
22 Nov

Comparative share price: Gold Fields, Harmony & AngloGold Ashanti

GOLD PRICE


97000
96000
95000
94000
93000
92000
91000
90000
18 Oct
25 Oct
01 Nov
08 Nov
15 Nov
22 Nov

Gold Price (ZAR/kg)